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                                                                      EXHIBIT 12


                            LUCENT TECHNOLOGIES INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                 FOR THE TWELVE   FOR THE TWELVE   FOR THE TWELVE    FOR THE NINE       FOR THE
                                  MONTHS ENDED     MONTHS ENDED     MONTHS ENDED     MONTHS ENDED     YEAR ENDED
                                  SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,
                                      1999             1998             1997             1996            1995
                                 --------------   --------------   --------------   --------------    ------------
Earnings Before
 Income Taxes ............          $ 5,443          $ 2,512          $ 1,458          $   627          $(1,050)
Less Interest
 Capitalized During
  the Period .............               20               17               14               14               14
Less Undistributed
  Earnings of
  Less than 50%
  Owned Affiliates .......                2               11                3                1                2
Add Fixed Charges ........              635              503              460              313              327
                                    -------          -------          -------          -------          -------
 Total Earnings ..........          $ 6,056          $ 2,987          $ 1,901          $   925          $  (739)
Fixed Charges
Total Interest Expense
 Including
 Capitalized Interest ....          $   453          $   297          $   281          $   209          $   257
Interest Portion of
  Rental Expenses ........              182              142              112               63               70
                                    -------          -------          -------          -------          -------
 Total Fixed Charges .....          $   635          $   439          $   393          $   272          $   327

Ratio of Earnings to
  Fixed Charges ..........              9.5              6.8              4.8              3.4              (A)


(A) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income(loss) before income taxes, less interest capitalized, less undistributed earnings of less than 50% owned affiliates and plus fixed charges. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. Earnings were inadequate to cover fixed charges for the year ended December 31, 1995 by $1,066.